Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION ANNOUNCES $55.0 MILLION SENIOR SECURED CREDIT FACILITY

NEW YORK, October 31, 2013 — Harvest Capital Credit Corporation (the “Company”) (NASDAQ: HCAP), a leading specialty finance company that provides customized financing solutions to lower middle market companies located throughout the United States, today announced that it has closed a five-year senior secured credit facility (“Credit Facility”) with an initial commitment of $55.0 million. The Credit Facility was arranged by CapitalSource Bank, and both CapitalSource Bank and City National Bank are lenders under the Credit Facility. The Credit Facility has an accordion feature which allows for an increase in the total loan size up to $85.0 million under certain conditions and has a two year revolving period followed by a three year amortization period. Borrowings under the Credit Facility will be at an interest rate of LIBOR plus 4.50%.

“Our new Credit Facility provides us with significant flexibility to continue to fund attractive investments in the lower middle market. Our partners at CapitalSource Bank and City National Bank have been very supportive during the structuring and underwriting process and we look forward to continuing to work closely with them,” commented Richard P. Buckanavage, President and Chief Executive Officer.

In conjunction with the closing of the Credit Facility, the Company terminated its credit facility with JMP Group LLC, an affiliate of its investment advisor, HCAP Advisors LLC, and owner of its administrator, JMP Credit Advisors LLC.

About Harvest Capital Credit Corporation

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues between $10 million and $100 million and annual EBITDA between $2 million and $15 million. The company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt and, to a lesser extent, senior debt as well as minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation

Richard Buckanavage	Craig Kitchin
President & Chief Executive Officer	Chief Financial Officer
(212) 906-3592	(678) 392-3150
rbuckanavage@harvestcaps.com	ckitchin@harvestcaps.com